Delisting Determination, The Nasdaq Stock Market, LLC, October 15, 2024. Zalatoris II Acquisition Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Zalatoris II Acquisition Corp., effective at the opening of the trading session on October 25, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(3).
The Company was notified of the Staff determination on March 28, 2024. On April 4, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On April 26 and May 20, 2024, the Company received additional delist determination letters for its failure to comply with the filing requirements in Listing Rule 5250(c)(1).
On June 13, 2024, upon review of the information provided by the Company, the Panel determined to grant the Company request to remain listed in the Exchange subject to a series of milestones
(the Decision).
On July 2, 2024, the Panel amended its decision. On July 16, 2024, the Company received additional delist determination letters for its failure to comply with the fee requirement in Listing Rule
5250(f). On July 31, 2024, the Company received an additional delist determination letter for failing to complete a business combination.
On August 6, 2024, based on the Company failure to meet the terms of the amended Decision, the Panel determined to delist the Company.
The Company securities were suspended on August 7, 2024.
The Company did not appeal the delist decision to the Nasdaq Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on September 20, 2024.